Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Provides

First Quarter 2017 Investor Update

– LINZESS® (linaclotide) U.S. net sales grew to $148 million in 1Q 2017, primarily driven by more than 20% growth in LINZESS volume year-over-year –

– Three LINZESS doses now available with the introduction of 72 mcg dose –

– Multiple 2017 pipeline catalysts expected, including IW-3718 Phase IIb data for uncontrolled GERD and DUZALLO™ approval –

CAMBRIDGE, Mass., May 8, 2017 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), a commercial biotechnology company, today provided an update on its first quarter 2017 results and recent business activities.

“Ironwood made steady progress in the first quarter towards becoming a top-performing commercial biotech company, with strong execution across all facets of our business,” said Peter Hecht, chief executive officer of Ironwood. “LINZESS demand was strong with greater than 20% year-over-year growth, and the brand remains on track to exceed $1 billion in U.S. annual net sales by 2020. We look forward to continued commercial momentum throughout the remainder of 2017, as well as several expected catalysts from our mid- to late-stage pipeline including the launch of DUZALLO, if approved, and at least three key data readouts and four clinical trial initiations.”

First Quarter 2017 and Recent Highlights

Irritable Bowel Syndrome with Constipation (IBS-C) / Chronic Idiopathic Constipation (CIC)

•                 LINZESS. U.S. net sales, as provided by Ironwood’s U.S. collaboration partner Allergan plc, were $147.6 million in the first quarter of 2017, an 8% increase compared to the first quarter of 2016. Ironwood and Allergan share equally in brand collaboration profits.

–                More than 700,000 total LINZESS prescriptions were filled in the first quarter of 2017, a 17% increase compared to the first quarter of 2016, per QuintilesIMS.

▪                 Total LINZESS prescription volume in the first quarter of 2017 included over 26 million LINZESS capsules, a more than 20% increase in capsules compared to the same period in 2016, per QuintilesIMS.

▪                 Higher year-over-year growth in LINZESS prescription volume compared to LINZESS net sales was primarily due to differences in trade buying patterns,

resulting in destocking of approximately $20 million in inventory during the first quarter of 2017.

–                Since the launch of LINZESS in December 2012, nearly 1.5 million unique patients have filled nearly 7.5 million prescriptions, per QuintilesIMS.

–                Net profit for the LINZESS U.S. brand collaboration, including commercial and research and development (R&D) expenses, was $62.1 million in the first quarter of 2017, a 6% increase compared to the first quarter of 2016.

–                LINZESS commercial margin was 52% in the first quarter of 2017, compared to 55% in the first quarter of 2016.

–                A 72 mcg dose of LINZESS was introduced in March 2017 for the treatment of CIC in adult patients. The newly approved and now available dose is providing physicians with dosing flexibility, based on individual presentation or tolerability, in treating the large and heterogeneous population of adult CIC patients.

•                 Linaclotide Delayed Release-1 (DR1). Ironwood and Allergan are evaluating DR1 in adult patients with IBS-C, with Phase III trials expected to begin in the second half of 2017.

•                 Linaclotide Delayed Release-2 (DR2). Ironwood and Allergan are evaluating DR2 in adult patients with non-constipation subtypes of IBS, and plan to discuss next steps with the FDA for advancing DR2 into Phase IIb dose-ranging clinical trials.

Uncontrolled Gout

•                 ZURAMPIC® (lesinurad). In October 2016, Ironwood began commercializing ZURAMPIC in the U.S. for the treatment of hyperuricemia in patients with uncontrolled gout who are already taking a xanthine oxidase inhibitor (XOI), such as allopurinol or Uloric® (febuxostat). ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy.

–                ZURAMPIC U.S. net sales were $0.3 million in the first quarter of 2017.

–                Approximately 900 total ZURAMPIC prescriptions were filled in the first quarter of 2017, per QuintilesIMS.

•                 DUZALLO (lesinurad-allopurinol fixed-dose combination). In January 2017, Ironwood announced that the FDA accepted for review a New Drug Application (NDA) for DUZALLO for the treatment of hyperuricemia in patients with uncontrolled gout. If approved, DUZALLO is expected to be commercially available in the second half of 2017 and would be the first fixed-dose, dual-mechanism treatment of hyperuricemia in patients with uncontrolled gout.

Uncontrolled Gastroesophageal Reflux Disease (GERD)

•                 IW-3718. IW-3718 is a wholly-owned asset being developed for the potential treatment of uncontrolled GERD. Data from a Phase IIb dose-ranging clinical trial of IW-3718 are expected in mid-2017, with results expected to include two key analyses:

1)           degree of reduction in heartburn severity for IW-3718 in combination with a proton pump inhibitor (PPI) versus PPI alone, and

2)           definition of a clinically meaningful improvement based on patient-reported symptom relief, and referencing that improvement to IW-3718 treatment effects.

Vascular and Fibrotic Diseases

•                 IW-1973. Ironwood expects to initiate Phase II trials of IW-1973 during the second half of 2017 in three disease states: resistant hypertension, heart failure with preserved ejection fraction and diabetic nephropathy.

–                Additionally, two Phase IIa studies are currently underway for IW-1973 in diabetic patients with hypertension. The first study is evaluating the effect of IW-1973 on endothelial function and explores its effects on biomarkers. The second study is a fourteen-day study evaluating the tolerability and blood pressure effects of IW-1973. Data from both studies are expected in the second half of 2017.

•                 IW-1701. Ironwood is enrolling patients with Type II achalasia in a Phase IIa randomized, double-blind, placebo-controlled single-dose study of IW-1701. This study is designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of IW-1701 in these patients. Data from this study are expected in the second half of 2017.

Global Collaborations and Partnerships

•                 In January 2017, Ironwood expanded its linaclotide European license agreement with Allergan to include all remaining unpartnered territories worldwide in exchange for a royalty as a percentage of net sales of the product. Ironwood and Allergan also entered into a commercial agreement to eliminate in full, in 2018 and all subsequent years, the adjustments to Ironwood’s or Allergan’s net profits from making fewer LINZESS calls on physicians in a given year than was previously required under the collaboration agreement for linaclotide in North America. Additionally, starting in late February 2017, Ironwood clinical sales specialists began providing third position details for DELZICOL® (mesalamine) for ulcerative colitis and CANASA® (mesalamine) for ulcerative proctitis to gastroenterology practitioners for two years.

•                 Ironwood continues to co-promote Allergan’s VIBERZI® (eluxadoline) in the U.S. for adults suffering from IBS with diarrhea.

•                 In March 2017, Ironwood’s partner, Astellas Pharma Inc., announced that it launched LINZESS for adults with IBS-C in Japan. Additionally, in January 2017, Ironwood and Astellas announced that the Phase III clinical trial of linaclotide in Japan in adults with chronic constipation met its primary endpoint.

•                 Ironwood continues to expect the China Food and Drug Administration to complete its review of the filing for approval to market linaclotide in China for adult IBS-C patients in the first quarter of 2018. Ironwood is partnered with AstraZeneca AB for development and commercialization of linaclotide in China.

Corporate and Financials

•                 Total Revenues

-                   Total revenues were $52.2 million in the first quarter of 2017 compared to $66.0 million in the first quarter of 2016. Included in total revenues was $49.5 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., as well as sales of linaclotide drug product, linaclotide royalties, co-promotion revenue and ZURAMPIC revenue. Total revenues in the first quarter of 2016 reflect a $15 million milestone achieved from Astellas related to the development of linaclotide for the treatment of adults with IBS-C in Japan.

•                 Operating Expenses

-                   Operating expenses were $91.8 million in the first quarter of 2017 as compared to $68.0 million in the first quarter of 2016. Operating expenses in the first quarter of 2017 consisted of $0.5 million in cost of goods sold, $33.7 million in R&D expenses, $55.6 million in selling, general and administrative (SG&A) expenses, $0.4 million in acquired intangible asset amortization expenses, and a $1.6 million loss on fair value remeasurement of contingent consideration.

-                   Contingent consideration and amortization of acquired intangible assets relate to Ironwood’s licensing agreement with AstraZeneca for the exclusive U.S. rights to all products containing lesinurad.

•                 Other Expense

-                   Interest Expense. Net interest expense was $8.6 million in the first quarter of 2017, primarily in connection with the $150 million 8.375% Notes funded in January 2017 and the approximately $336 million convertible debt financing funded in June 2015. Interest on the 8.375% Notes will be payable quarterly beginning June 15, 2017, and principal will be payable quarterly beginning March 15, 2019, subject to the terms of such notes.

▪                 Interest expense recorded in the first quarter of 2017 includes $5.1 million in cash expense and $3.9 million in non-cash expense.

-                   Loss on Extinguishment of Debt. A $2.0 million write-off related to the payoff of the Linaclotide PhaRMA 11% Notes was recognized in the first quarter of 2017.

-                   Loss on Derivatives. Ironwood records a gain/loss on derivatives related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the convertible debt financing funded in June 2015. A loss on derivatives of $2.2 million was recorded in the first quarter of 2017.

▪                 Net Loss

-                   GAAP net loss was $52.5 million, or $0.36 per share, in the first quarter of 2017, compared to $13.3 million, or $0.09 per share, in the first quarter of 2016.

-                   Non-GAAP net loss was $48.3 million, or $0.33 per share, in the first quarter of 2017, compared to $11.7 million, or $0.08 per share, in the first quarter of 2016. Non-GAAP net loss excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s convertible debt, as well as the amortization of acquired intangible assets and the fair value remeasurement of contingent consideration related to Ironwood’s U.S. lesinurad license. See Non-GAAP Financial Measures below.

•                 Cash Position

-                   Ironwood ended the first quarter of 2017 with $295 million of cash, cash equivalents and available-for-sale securities. Ironwood used approximately $27.8 million of cash for operations during the first quarter of 2017.

•                 2017 Financial Guidance

-                   Ironwood continues to expect:

▪                 R&D expenses to be in the range of $145 million to $160 million.

▪                 SG&A expenses to be in the range of $235 million to $250 million.

▪                 the combined Allergan and Ironwood total 2017 marketing and sales expenses for LINZESS to be in the range of $250 million to $280 million.

▪                 net interest expense to be approximately $40 million.

▪                 to use less than $100 million in cash for operations in 2017.

Non-GAAP Financial Measures

The company presents non-GAAP net loss and non-GAAP net loss per share to exclude the impact of net gains and losses on the derivatives related to our convertible notes that are required to be marked-to-market, as well as the amortization of acquired intangible assets and the fair value remeasurement of contingent consideration associated with Ironwood’s U.S. licensing agreement with AstraZeneca for the exclusive rights to all products containing lesinurad. The derivative gains and losses may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period. The acquired intangible assets are valued as of the date of acquisition and are amortized over their estimated economic useful life, and management believes excluding the amortization of acquired intangible assets provides more consistency with the treatment of internally developed intangible assets for which research and development costs were previously expensed.  The contingent consideration balance is remeasured each reporting period, and the resulting change in fair value impacts the company’s reported results of operations. The changes in the fair value remeasurement of contingent consideration do not correlate to the company’s actual cash payment obligations in the relevant period. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to the table at the end of this press release.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Monday, May 8, 2017 to discuss its first quarter of 2017 results and recent business activities. Individuals interested in participating in the call should dial (877) 643-7155 (U.S. and Canada) or (914) 495-8552 (international) using conference ID number 97298445. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time, on May 8, 2017 running through 11:59 p.m. Eastern Time on May 15, 2017. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) using conference ID number 97298445. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are commercializing two innovative primary care products: linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC), and lesinurad, which is approved to be taken with a xanthine oxidase inhibitor (XOI) for the treatment of hyperuricemia associated with uncontrolled gout. We are also advancing a pipeline of internally and externally generated innovative product candidates in areas of significant unmet need, including uncontrolled gastroesophageal reflux disease and vascular and fibrotic diseases. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on QuintilesIMS data. Since its FDA approval in August of 2012 and subsequent launch in December 2012, nearly 1.5 million unique patients have filled nearly 7.5 million prescriptions for LINZESS, according to QuintilesIMS.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72 mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years if age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood’s partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C. Ironwood also has partnered with AstraZeneca for development and commercialization of linaclotide in China, and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

About ZURAMPIC (lesinurad) 200mg tablets

ZURAMPIC (lesinurad) works in combination with xanthine oxidase inhibitors (XOIs) to treat hyperuricemia associated with uncontrolled gout. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy. XOIs reduce the production of uric acid; ZURAMPIC increases the excretion of uric acid. Together, the combination of ZURAMPIC and an XOI provides a dual mechanism of action that both decreases production and increases excretion of uric acid, thereby lowering serum uric acid (sUA) levels in patients who have not achieved target serum uric acid levels with XOI treatment alone. ZURAMPIC selectively inhibits the function of transporter proteins uric acid transporter 1 (URAT1) and organic anion transporter 4 (OAT4), involved in uric acid reabsorption in the kidney. The safety and efficacy of ZURAMPIC was established in three Phase III clinical trials that evaluated a once-daily dose of ZURAMPIC in combination with the XOI allopurinol or febuxostat compared to XOI alone. The boxed warning for ZURAMPIC states that acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone and reinforces that ZURAMPIC should be used in combination with an XOI.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•                 LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence >2% and greater than placebo)

•                 In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                 In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).  In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:  http://www.allergan.com/assets/pdf/linzess_pi

ZURAMPIC Important Safety Information and Limitations of Use

WARNING: RISK OF ACUTE RENAL FAILURE MORE COMMON WHEN USED WITHOUT A XANTHINE OXIDASE INHIBITOR (XOI)

•                 Acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone

•                 ZURAMPIC should be used in combination with an XOI

Contraindications:

•                 Severe renal impairment (eCLcr less than 30 mL/min), end-stage renal disease, kidney transplant recipients, or patients on dialysis

•                 Tumor lysis syndrome or Lesch-Nyhan syndrome

Warnings and Precautions:

•                 Renal events: Adverse reactions related to renal function have occurred after initiating ZURAMPIC. A higher incidence was observed at the 400-mg dose, with the highest incidence occurring with monotherapy use. Monitor renal function at initiation and during therapy with ZURAMPIC, particularly in patients with eCLcr below 60 mL/min or with serum creatinine elevations 1.5 to 2 times the pre-treatment value, and evaluate for signs and symptoms of acute uric acid nephropathy. Interrupt treatment with ZURAMPIC if serum creatinine is elevated to greater than 2 times the pre-treatment value or if there are symptoms that may indicate acute uric acid nephropathy. ZURAMPIC should not be restarted without another explanation for the serum creatinine abnormalities. ZURAMPIC should not be initiated in patients with an eCLcr less than 45 mL/min.

•                 Cardiovascular events: In clinical trials, major adverse cardiovascular events (defined as cardiovascular deaths, non-fatal myocardial infarctions, or non-fatal strokes) were observed with ZURAMPIC. A causal relationship has not been established.

Adverse Reactions:

•                 Most common adverse reactions with ZURAMPIC (in combination with an XOI and more frequently than on an XOI alone) were headache, influenza, blood creatinine increased, and gastroesophageal reflux disease

Indication and Limitations of Use for ZURAMPIC

ZURAMPIC is a URAT1 inhibitor indicated in combination with an XOI for the treatment of hyperuricemia associated with gout in patients who have not achieved target serum uric acid levels with an XOI alone.

•                 ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia

•                 ZURAMPIC should not be used as monotherapy

Please see full Prescribing Information, including Boxed Warning, at: http://www.azpicentral.com/zurampic/zurampic.pdf.

VIBERZI Important Safety Information

Contraindications

•    Known or suspected biliary duct obstruction, or sphincter of Oddi disease or dysfunction; a history of pancreatitis; structural diseases of the pancreas.

•    Alcoholism, alcohol abuse, alcohol addiction, or drink more than 3 alcoholic beverages per day.

•    Severe hepatic impairment.

•    A history of chronic or severe constipation or sequelae from constipation, or known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Sphincter of Oddi Spasm:

•    There is a potential for increased risk of sphincter of Oddi spasm, resulting in pancreatitis or hepatic enzyme elevation associated with acute abdominal pain (eg, biliary-type pain) with VIBERZI.  These events were reported in less than 1% of patients receiving VIBERZI in clinical trials.

•    Patients without a gallbladder are at increased risk. Consider alternative therapies before using VIBERZI in patients without a gallbladder and evaluate the benefits and risks of VIBERZI in these patients.

•    Inform patients without a gallbladder that they may be at increased risk for symptoms of sphincter of Oddi spasm, such as elevated liver transaminases associated with abdominal pain or pancreatitis, especially during the first few weeks of treatment. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms of sphincter of Oddi spasm.

Pancreatitis:

•    There is a potential for increased risk of pancreatitis not associated with sphincter of Oddi spasm; such events were reported in less than 1% of patients receiving VIBERZI in clinical trials, and the majority were associated with excessive alcohol intake. All pancreatic events resolved upon discontinuation of VIBERZI.

•    Instruct patients to avoid chronic or acute excessive alcohol use while taking VIBERZI. Monitor for new or worsening abdominal pain that may radiate to the back or shoulder, with or without nausea and vomiting, associated with elevations of pancreatic enzymes. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms suggestive of pancreatitis.

Adverse Reactions

•    The most commonly reported adverse reactions (incidence >5% and greater than placebo) were constipation, nausea, and abdominal pain.

Please see full Prescribing Information for VIBERZI: http://www.allergan.com/assets/pdf/viberzi_pi

LINZESS® and CONSTELLA® are trademarks of Ironwood Pharmaceuticals, Inc., and ZURAMPIC® and DUZALLOTM are trademarks of AstraZeneca AB. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the development, launch, introduction and commercial potential of linaclotide, lesinurad, our product candidates and the other products that we promote and the drivers, timing, impact and results thereof (including pipeline catalysts); reduction of a significant risk from IW-3718, if Phase IIb data is positive; market size, prevalence, growth and opportunity, including peak sales and the potential demand for linaclotide, lesinurad and our product candidates, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide, lesinurad and our product candidates; the anticipated timing of preclinical, clinical and regulatory developments and the design, timing and results of clinical and preclinical studies; the potential for, and timing of, regulatory submissions and approvals for linaclotide, lesinurad and our product candidates, and the level of risk associated with the path to approval; expected periods of patent exclusivity; commercial strategy, including plans to secure payer access and activate patients; the strength of the intellectual property protection for linaclotide, lesinurad and our product candidates and our intentions and efforts to protect such intellectual property; our potential for sustainable, high-margin growth and shareholder returns; and our financial performance and results, and guidance and expectations related thereto (including the drivers and timing thereof), including expectations related to Ironwood revenue CAGR and revenue growth, LINZESS U.S. net sales and growth, R&D, SG&A and marketing and sales expenses, net interest expense and cash used for operations. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; our reliance on AstraZeneca to provide critical support services related to lesinurad; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; efficacy, safety and tolerability of linaclotide, lesinurad and our product candidates; decisions by regulatory authorities; the risk that we are unable to successfully integrate lesinurad into our existing business, commercialize lesinurad or realize the anticipated benefits of the lesinurad transaction; the risk that we may never get sufficient patent protection for linaclotide and our product candidates or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including ANDA litigation; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide, lesinurad or our product candidates; the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize our products, within the guided ranges or otherwise as expected; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2016, and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications	Senior Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31, 2017	December 31, 2016

Assets
Cash, cash equivalents and available-for-sale securities	$295,339	$305, 216
Accounts receivable, net	51,147	64,854
Inventory	1,513	1,081
Prepaid expenses and other current assets	8,664	9,030
Restricted cash, current portion	1,190	-
Total current assets	357,853	380,181
Property and equipment, net	18,633	20,512
Convertible note hedges	150,509	132,521
Intangible assets, net	165,699	166,119
Goodwill	785	785
Other assets	7,840	9,703
Total assets	$701,319	$709,821
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other current liabilities	$57,502	$62,941
Current portion of capital lease obligations	5,501	6,227
Current portion of deferred rent	588	7,719
Current portion of deferred revenue	741	-
Current portion of contingent consideration	14,561	14,244
Total current liabilities	78,893	91,131
Capital lease obligations	21	82
Deferred rent	2,554	557
Other liabilities	8,190	8,190
Contingent consideration	64,712	63,416
Note hedge warrants	133,424	113,237
Convertible notes	237,851	234,243
Long-term debt	146,037	132,249
Total stockholders’ equity	29,637	66,716
Total liabilities and stockholders’ equity	$701,319	$709,821

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Total revenues	$52,166	$66,042
Cost and expenses:
Cost of revenue, excluding amortization of acquired intangible asset	531	-
Research and development	33,702	31,842
Selling, general and administrative	55,604	36,168
Amortization of acquired intangible asset	420	-
Loss on fair value remeasurement of contingent consideration	1,614	-
Total cost and expenses	91,871	68,010
Loss from operations	(39,705)	(1,968)
Other (expense) income:
Interest expense, net	(8,588)	(9,686)
Loss on extinguishment of debt	(2,009)	-
Loss on derivatives	(2,199)	(1,643)
Other expense, net	(12,796)	(11,329)

GAAP net loss	$(52,501)	$(13,297)

GAAP net loss per share––basic and diluted	$(0.36)	$(0.09)

	Three Months Ended March 31,
	2017	2016
Non-GAAP net loss	$(48,268)	$(11,654)
Non-GAAP net loss per share (basic and diluted)	$(0.33)	$(0.08)

Weighted average number of common shares used in net loss per share –– basic and diluted	147,786	143,593

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net loss on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2017	2016
GAAP net loss	$(52,501)	$(13,297)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	2,199	1,643
Amortization of acquired intangible asset	420	—
Fair value remeasurement of contingent consideration	1,614	—
Non-GAAP net loss	$(48,268)	$(11,654)

A reconciliation between diluted net loss per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended March 31,
	2017	2016
GAAP net loss per share – basic and diluted	$(0.36)	$(0.09)
Adjustments to GAAP net loss per share (as detailed above)	0.03	0.01
Non-GAAP net loss per share – basic and diluted	$(0.33)	$(0.08)

U.S. LINZESS Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2017	2016
LINZESS U.S. net sales	$147,615	$137,137
Commercial costs and expenses[2]	70,929	62,149
Commercial profit on sales of LINZESS	$76,686	$74,988
Commercial Margin[3]	52%	55%

Ironwood’s share of net profit	$38,343	$37,494
Ironwood’s selling, general and administrative expenses[4]	11,109	9,153
Ironwood’s collaborative arrangement revenue	$49,452	$46,647

1  Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. For the three months ended March 31, 2017, net profit for the U.S. LINZESS brand collaboration with Allergan was $62.1 million, calculated by subtracting $70.9 million in commercial costs and expenses and $14.6 million in research and development expenses, from LINZESS U.S. net sales of $147.6 million.

2  Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

3  Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

4  Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.